Exhibit 10.15

CardioMEMS, Inc. 75 Fifth Street, NW, Suite 440 Atlanta, GA 30308 Phone (404) 920-6700 Fax (404) 885-9974

January 17, 2007

VIA HAND DELIVERY

Jay S. Yadav, M.D.

CardioMEMS, Inc.

75 Fifth Street, NW,

Suite 440

Atlanta, GA 30308

Re: Employment Terms

Dear Jay,

This letter agreement (the “Agreement”) memorializes your employment terms with CardioMEMS, Inc. (the “Company”) in the position of Chief Executive Officer (“CEO”), effective as of your date of hire with the Company, which is October 23, 2006 (the “Hire Date”).

1. Duties; Reporting Relationship; Office Location.

In the position of CEO, you serve in an executive capacity and are required to perform the duties of CEO as commonly associated with this position, including primary responsibility for overall management of and responsibility for the Company and its operations, and as also may be assigned to you by the Company’s Board of Directors (the “Board”) from time to time. You will continue to report to the Board, and will work at the Company’s corporate headquarters which are currently located in Atlanta, Georgia. The Board may change your position, reporting relationship, duties and work location from time to time in its discretion.

This Agreement does not alter or affect your current status as Chairman of the Board.

2. Compensation and Benefits.

Your current base salary is $350,000 per annum, subject to payroll deductions and all required withholdings. Your salary will be paid semi-monthly.

In addition to the above base salary, you will be eligible to earn an annual performance bonus of up to forty percent (40%) of your base salary, subject to payroll deductions and all required withholdings (the “Performance Bonus”). The Performance Bonus is not guaranteed, and will be based on your and the Company’s achievement of certain milestones and criteria as determined by the Board. In addition, you must be an employee in good standing on the Performance Bonus payment date to earn and be eligible to receive a Performance Bonus. The Board will determine whether you have earned the Performance Bonus and the amount of any Performance Bonus.

You will be eligible to participate in the Company’s general employee benefits in accordance with the terms, conditions and limitations of the benefit plans. You will accrue paid vacation at the rate of three

Jay S. Yadav, M.D.

January 17, 2007

(3) weeks per year, subject to the Company’s policies and practices. The Board may modify your compensation and benefits from time to time in its discretion.

3. Option Grants and Equity Awards.

(a) Current Option Grants and Equity Awards. Any stock options or other equity awards that you already have been granted by the Company shall continue to be governed in all respects by the terms of the applicable grant agreements, grant notices and plan documents, except as specifically provided in Section 3(b) of this Agreement. The Board may grant additional stock options or other equity awards to you in its sole discretion.

(b) Vesting Acceleration. In the event that the Company is subject to a Change of Control (as defined in Section 9(a)) and you remain an employee of the Company as of the consummation of the Change of Control, any then-outstanding stock options provided to you in connection with your employment relationship with the Company and not in any other status (the “Options”) will be subject to accelerated vesting such that twenty-five percent (25%) of the total unvested shares (if any) will vest, notwithstanding any cliff vesting or similar requirements, effective as of the effective date of the consummation of the Change of Control. Thereafter, the remaining unvested shares subject to the Options will continue to vest in accordance with the terms of their operative documents, provided that, the Options will be subject to full accelerated vesting (the “Full Acceleration”) upon the earlier of either (i) one (1) year from the effective date of the consummation of the Change of Control (if you remain an employee of the Company as of such date), or (ii) the date that your employment ends if it ends either due to a termination by the Company (including any successor entity) without Cause (as defined in Section 9(b)) or a resignation by you for Good Reason (as defined in Section 9(c)), in either case occurring after the consummation of a Change of Control. Notwithstanding the foregoing, in order to be eligible for the Full Acceleration, you must first meet the Release Requirements as set forth in Section 10. In addition, notwithstanding anything to the contrary in the foregoing, in the event that your employment is terminated without Cause by the Company within thirty (30) days prior to the consummation of a Change of Control, any then-outstanding shares subject to the Options will be subject to full accelerated vesting provided that you first meet the Release Requirements.

You will not be eligible for the Full Acceleration if your employment is terminated for Cause, or if you resign for any reason that does not qualify as Good Reason.

4. Confidentiality and Proprietary Information Obligations.

(a) Company Policies and Proprietary Information Agreement. As a condition of your continued employment, you agree to continue to abide by all Company policies, rules and regulations, including but not limited to the policies contained in the Company’s Employee Handbook. In addition, as a condition of your continued employment, you must continue to abide by the Employee Proprietary Information and Inventions Agreement that you signed on October 26, 2006, which is effective as your Hire Date (the “Proprietary Information Agreement”). A copy of the Proprietary Information Agreement is attached as Exhibit A.

(b) Third Party Information. In your work for the Company, you are expected not to use or disclose any confidential information, including trade secrets, of any former employer or other third party to whom you have an obligation of confidentiality. Rather, you are expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto

Jay S. Yadav, M.D.

January 17, 2007

Company premises or use in your work for the Company, any unpublished documents or property (including but not limited to proprietary information) belonging to any former employer or other third party that you are not authorized to use or disclose. By entering into this Agreement, you represent that you are able to perform your job duties within these guidelines.

(c) Exclusive Property. You agree that all business procured by you and all Company-related business opportunities and plans made known to you while you are employed by the Company, shall remain the permanent and exclusive property of the Company.

(d) Adverse or Outside Business Activities. Throughout your employment with the Company, you may engage in civic, academic teaching and lectures, and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company. You may not engage in other employment or undertake any other commercial business activities unless you obtain the prior written consent of the Board. The Board may rescind its consent to your service as a director of all other corporations or participation in other business or public activities, if the Board, in its sole discretion, determines that such activities compromise or threaten to compromise the Company’s business interests or conflict with your duties to the Company. In addition, throughout the term of your employment with the Company, you agree not to, directly or indirectly, without the prior written consent of the Board, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, executive, partner, employee, principal, agent, representative, consultant, licensor, licensee or otherwise with, any business or enterprise engaged in any business which is competitive with or which is reasonably anticipated to be competitive with the Company’s business; provided, however, that you may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange. You hereby represent and warrant that you have disclosed previously to the Board all other employment or other commercial business activities that you already undertake, or intend to undertake (to the extent currently known by you), during your period of employment with the Company. Consent is hereby granted to you to continue to serve on the Boards of Directors of ICON Medical Corporation, Maya Interventional LLC, and ATLA Holdings LLC.

5. No Conflicts. By signing this Agreement you hereby represent to the Company that, except as previously disclosed to the Company: (a) your employment with the Company is not prohibited under any employment agreement or other contractual arrangement; and (b) you do not know of any conflicts which would restrict your employment with the Company. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company, and that you are presently in compliance with such contracts, if any.

6. Noninterference.

While employed by the Company, and for one (1) year immediately following the termination of your employment for any reason, you agree not to interfere with the business of the Company by: (a) soliciting, attempting to solicit, inducing, or otherwise causing any employee or consultant of the Company to terminate any employment or consulting relationship with the Company for any reason including in order to become an employee, consultant or independent contractor to or for any other person or entity; or (b) directly or indirectly soliciting the business of any customer or prospective customer of the Company which at the time of your employment termination, or during the year immediately prior thereto, was listed on the Company’s customer or prospective customer list.

Jay S. Yadav, M.D.

January 17, 2007

7. At Will Employment.

Your employment with the Company is an “at-will” arrangement and this Agreement does not constitute a guarantee of employment for any specific period of time. This means that either you or the Company may terminate your employment at any time, with or without Cause, and with or without advance notice. This “at-will” employment relationship cannot be changed except in a written agreement approved by the Board and signed by you and by a duly authorized member of the Board.

8. Severance Benefits.

(a) Entitlement to Severance Benefits. If, at any time, the Company (or any successor entity) terminates your employment without Cause, or if you resign your employment for Good Reason, you will be eligible to receive, as your sole severance benefits (the “Severance Benefits”): (i) severance pay in the form of continuation of your base salary in effect as of the employment termination date for twelve (12) months, subject to required payroll deductions and withholdings and paid on the Company’s normal payroll schedule (provided that, the Company may provide the severance pay in a lump sum payment in lieu of salary continuation, at its sole discretion); and (ii) if you timely elect and continue to remain eligible for continued group health insurance coverage under federal COBRA law or, if applicable, state insurance laws, (collectively, “COBRA”), the Company will pay your COBRA premiums sufficient to continue your group health insurance coverage at the same level in effect as of your employment termination date (including dependent coverage, if applicable) through the earlier of either twelve (12) months after the employment termination date or the date that you become eligible for group health insurance coverage through a new employer. You agree to provide prompt written notice to the Board if you become eligible for group health insurance coverage through a new employer within twelve (12) months of your employment termination date. Notwithstanding the foregoing, in order to be eligible for the Severance Benefits, you must meet the Release Requirements as set forth in Section 10.

You will not be eligible for the Severance Benefits if your employment is terminated for Cause, or if you resign for any reason that does not qualify as Good Reason.

(b) Deferred Compensation. In the event that the Company determines that any payments hereunder fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), the payment of such benefit shall be accelerated to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409A(a)(1) of the Code. (It is the intention of the preceding sentence to apply the short-term deferral provisions of Section 409A of the Code, and the regulations and other guidance thereunder, to the payments hereunder, and the payment schedule as revised after the application of the preceding sentence shall be referred to as the “Revised Payment Schedule.”) However if there is no Revised Payment Schedule that would avoid application of Section 409A(a)(1) of the Code, the payment of such benefits shall not be paid pursuant to the Revised Payment Schedule and instead shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code. The Company may attach conditions to or adjust the amounts paid pursuant to this Section 8(b) to preserve, as closely as possible, the economic consequences that would have applied in the absence of this Section 8(b); provided, however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Code.

(c) Excise Tax. Anything in this Agreement to the contrary notwithstanding, if any payment or benefit that you would receive pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount (defined below). The “Reduced Amount” shall be either

Jay S. Yadav, M.D.

January 17, 2007

(y) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax, or (z) the entire Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in your receipt, on an after-tax basis, of the greatest amount of the Payment to you.

If a reduction in the Payment is to be made, the reduction in payments and/or benefits shall occur in the following order unless you elect in writing a different order (provide, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to you. In the event that acceleration of compensation from your equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant unless you elect in writing a different order for cancellation.

The Company shall reasonably determine the procedures and manner of making the calculation required above.

9. Definitions.

(a) Definition of Change of Control. “Change of Control” shall mean the consummation of any one of the following events: (i) a sale, lease or other disposition of all or substantially all of the assets of the Company; (ii) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Company’s outstanding voting power of the surviving entity following the consolidation, merger or reorganization; or (iii) any transaction (or series of related transactions involving a person or entity, or a group of affiliated persons or entities) in which in excess of fifty percent (50%) of the Company’s then-outstanding voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Company and excluding any such change of voting power resulting from bona fide equity financing event or public offering of the stock of the Company.

(b) Definition of Cause. “Cause” for the Company (or any acquiror or successor in interest thereto) to terminate your employment shall exist if any of the following occurs: (i) your conviction (including a guilty plea or plea of nolo contendere) of any felony or any other crime involving fraud, dishonesty or moral turpitude; (ii) your commission or attempted commission of or participation in a fraud or act of dishonesty or misrepresentation against the Company that results (or could reasonably be expected to result) in material harm or injury to the business or reputation of the Company; (iii) your material violation of any contract or agreement between you and the Company, including without limitation, material breach of your Proprietary Information Agreement, or of any Company policy, or of any statutory duty you owe to the Company; or (iv) your conduct that constitutes gross insubordination, incompetence or habitual neglect of duties and that results in (or could reasonably be expected to have resulted in) material harm to the business or reputation of the Company; provided, however, that the action or conduct described in clause (iv) above will constitute “Cause” only if such action or conduct continues after the Board has provided you with written notice thereof and thirty (30) days opportunity to cure the same, except that the Board is not obligated to provide such written notice and opportunity to cure if the action or conduct is not reasonably susceptible to cure. The determination that a termination is for Cause shall be made in good faith by the Board in its sole discretion.

Jay S. Yadav, M.D.

January 17, 2007

(c) Definition of Good Reason. A resignation for “Good Reason” shall mean a resignation of your employment within sixty (60) days after the occurrence of any of the following events which is not corrected within fifteen (15) days after the Company (or any successor thereto) receives written notice from you that any of the following events have occurred and that you assert that grounds for a resignation for Good Reason exist as a result: (i) without your written consent, a material diminution of your duties, position or responsibilities; provided, however, a mere change in title or reporting relationship following a Change of Control will not by itself constitute “Good Reason” for your resignation, and further provided, however, that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring entity will not by itself result in a “diminution;” (ii) without your written consent, a reduction by the Company in your base salary as in effect immediately prior to such reduction by more than ten percent (10%) (unless such reduction is made pursuant to an across the board reduction applicable to senior executives of the Company); or (iii) without your consent, the relocation of your assigned office location by more than sixty (60) miles unless, as a result of such relocation, your assigned office location is closer to your primary residence than the immediately preceding assigned office location.

10. Release Requirements.

To be eligible to receive the Full Acceleration or the Severance Benefits, you must meet the following requirements (the “Release Requirements”): (a) you must first timely execute, make effective, and deliver to the Company a general release of all known and unknown claims, in a form acceptable to the Company (which may, at the Company’s election, be incorporated into a separation agreement); and (b) you must not be in material breach of the Proprietary Information Agreement or any other agreement or contract between you and the Company at the time of the receipt of such benefits. In the event that, during such time as you continue to receive any Severance Benefits, you materially breach the Proprietary Information Agreement or any other agreement or contract between you and the Company, the Company’s obligation to continue to provide the Severance Benefits will immediately cease in full, and you will not be entitled to receive any additional Severance Benefits as of the date of your breach.

11. Miscellaneous.

This Agreement, together with your Proprietary Information Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The employment terms in this Agreement supersede any other agreements or promises made to you by anyone, whether oral or written, concerning your employment terms. Changes in your employment terms, other than those changes expressly reserved to the Company’s or Board’s discretion in this Agreement, require a written modification approved by the Board and signed by you and a duly authorized member of the Board. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

Jay S. Yadav, M.D.

January 17, 2007

Please sign and date this letter and return it to me by the close of business on January 19, 2007 in order to confirm your employment terms as set forth above.

Jay, speaking for myself and everyone else on the Board, we are very excited that you have joined the Company as an employee and are heading the CardioMEMS team. We look forward to continuing our productive and enjoyable work relationship with you.

Sincerely,

CardioMEMS, Inc., on behalf of Board of Directors

/s/ John J. Huntz, Jr.

Understood and Accepted:

/s/ Jay S. Yadav, M.D.
Jay Yadav, M.D.

Date: January 17, 2007

Exhibit A: Employee Proprietary Information and Inventions Agreement